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                                                                      Exhibit 14


                          CROWLEY MARITIME CORPORATION

                 Code of Ethics for Chief Executive Officer and
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                           Senior Financial Officers
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Introduction.

This Code of Ethics has been adopted by the Board of Directors of Crowley Maritime Corporation to promote honest and ethical conduct, proper disclosure of financial information in the Corporation's periodic reports and compliance with applicable laws, rules, and regulations by the Corporation's Chief Executive Officer and Senior Financial Officers.


Applicability.

This Code of Ethics applies to the Corporation's Chief Executive Officer and Senior Financial Officers. As used herein, the term Senior Financial Officers specifically includes the Corporation's principal financial officer and controller or principal accounting officer or persons performing similar functions.


Principles and Practices.

In performing his or her duties, the Chief Executive Officer and Senior Financial Officers each must:

(1) maintain high standards of honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(2) provide, or cause to be provided, full, fair, accurate, timely and understandable disclosure in reports and documents that the Corporation files with or submits to the Securities and Exchange Commission and in other public communications;

(3)   comply with applicable governmental laws, rules and regulations; and

(4) promptly report violations of this Code to the Corporation's Vice President, Human Relations and its General Counsel.


Compliance and Accountability.

The Corporation's Vice President, Human Relations and its General Counsel will assess compliance with this Code, report material violations to the Board of Directors and recommend to the Board appropriate action.

The Chief Executive Officer and Senior Financial Officers must also comply with the Business Ethics Procedure and Guideline applicable to the Corporation's officers and employees generally.


Waiver.

Any request for a waiver of any provision of this Code must be in writing and addressed to the Audit Committee. Any waiver of this Code of Ethics will be disclosed promptly on Form 8-K or any other means approved by the Securities and Exchange Commission.


            (Approved by the Board of Directors on October 2, 2003)